Exhibit 99.2
90-92 Main Street, P.O. Box 58
Wellsboro, PA 16901
Phone: (570) 724-3411     Fax: (570) 723-8097
E-Mail: cnemail@cnbankpa.com     Web Page: http://www.cnbankpa.com
Stock Symbol: CZNC

Chartered 1864	FEDERAL DEPOSIT INSURANCE CORP

March 31, 2007	QUARTERLY REPORT
Dear Shareholder:
The merger with Citizens Bancorp and its subsidiary, Citizens Trust Company, will occur on May 1st, 2007. All regulatory approvals have been received, and Citizens Bancorp shareholders overwhelmingly, 99.99% of the shares voted, approved the merger at their April 16th special meeting. This merger will extend the market of your company into Potter, McKean and Cameron Counties. We extend a warm welcome to the customers, communities, shareholders and employees of Citizens Bancorp.
The news on the earnings front is still old news, the yield curve remains flat to slightly inverted, which puts pressure on our interest spread and margin. The interest and dividend income increased 2.4% or $380 thousand compared to the first quarter of 2006 due chiefly to the 6.77% increase on loans. However, the net interest margin decreased by $342 thousand, or 4% due to a 9.9% increase in interest expense. There is no margin to be gained by holding or growing fixed income securities, and we continue to shrink the available for sale securities and borrowings.
Trust Assets Under Management increased by nearly 11% year over year, which has resulted in a $171 thousand, or 33.5% increase in revenue. First State Bank has been approved for trust powers and we are proceeding full speed to establish the department and to begin business development.
The long over due conversion of First State Bank to our computer system has been accomplished and we look forward to the economies and new service opportunities that conversion is expected to deliver. Our new offices in Lycoming County continue to make progress in growing deposits and loans. Short-term we have the extra expense. Long-term we expect greater revenue and net income.
Craig G. Litchfield
Chairman, President & CEO

CITIZENS & NORTHERN CORPORATION
BOARD OF DIRECTORS
Craig G. Litchfield Chairman of the Board

Dennis F. Beardslee	Edward L. Learn
R. Robert DeCamp	Raymond R. Mattie
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Karl W. Kroeck	Ann M. Tyler
Leo F. Lambert

CITIZENS & NORTHERN BANK OFFICES
428 S. Main Street, ATHENS, PA 18810	570-888-2291
111 Main Street, DUSHORE, PA 18614	570-928-8124
Main Street, EAST SMITHFIELD, PA 18817	570-596-3131
104 Main Street, ELKLAND, PA 16920	814-258-5111
230-232 Railroad Street, JERSEY SHORE, PA 17740	570-398-4555
102 E. Main Street, KNOXVILLE, PA 16928	814-326-4151
Main Street, LAPORTE, PA 18626	570-946-4011
Main Street, LIBERTY, PA 16930	570-324-2331
1085 S. Main Street, MANSFIELD, PA 16933	570-662-1111
RR 2 Box 3036, MONROETON, PA 18832	570-265-2157
3461 Rte.405 Highway, MUNCY, PA 17756	570-546-6666
Thompson Street, RALSTON, PA 17763	570-995-5421
1827 Elmira Street, SAYRE, PA 18840	570-888-2220
2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702	570-601-3016
41 Main Street, TIOGA, PA 16946	570-835-5236
428 Main Street, TOWANDA, PA18848	570-265-6171
Court House Square, TROY, PA 16947	570-297-2159
90-92 Main Street, WELLSBORO, PA 16901	570-724-3411
130 Court Street, WILLIAMSPORT, PA 17701	570-320-0100
1510 Dewey Ave., WILLIAMSPORT, PA 17702	570-323-9305
Route 6, WYSOX, PA 18854	570-265-9148

TRUST & FINANCIAL MANAGEMENT GROUP
90-92 Main Street, Wellsboro, PA 16901	800-487-8784
428 Main Street, Towanda, PA 18848	888-987-8784
503 N. Elmira Street, Sayre, PA 18840	888-760-8192
130 Court Street, Williamsport, PA 17701	570-601-6000
ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901	800-726-2265
BANKCARD SERVICES - 10 Nichols St., Wellsboro PA 16901	800-676-6639
CASH MANAGEMENT / INTERNET BANKING — 10 Nichols St., Wellsboro, PA 16901	570-724-0266
www.fmt@cnbankpa.com
FUNDS MANAGEMENT — 10 Nichols St., Wellsboro, PA 16901	800-577-9397
www.fmt@cnbankpa.com
C&N FINANCIAL SERVICES CORPORATION — 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CANISTEO VALLEY CORPORATION
3 Main Street, Canisteo, NY 14823	607-698-4295

FIRST STATE BANK OFFICES
3 Main Street, CANISTEO, NY 14823	607-698-4295
6250 County Route 64, HORNELL, NY 14843	607-324-4081
www.fsbcanisteo.com

CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)

	3 MONTHS ENDED
	MARCH
	2007	2006
	(Current)	(Prior Yr)
Interest and Dividend Income	$16,243	$15,863
Interest Expense	8,000	7,278

Interest Margin	8,243	8,585
Provision for Loan Losses	229	600

Interest Margin After Provision for Loan Losses	8,014	7,985
Other Income	2,082	1,789
Realized Gains on Securities, Net	1,167	1,315
Other Expenses	8,247	7,843

Income Before Income Tax Provision	3,016	3,246
Income Tax Provision	558	426

NET INCOME	$2,458	$2,820

PER SHARE DATA (**):
Net Income — Basic	$0.30	$0.34
Net Income — Diluted	$0.30	$0.33
Dividend Per Share	$0.24	$0.24
Number Shares Used in Computation — Basic	8,295,788	8,379,891
Number Shares Used in Computation — Diluted	8,313,814	8,417,978

CONSOLIDATED BALANCE SHEET
(In Thousands, Except Per Share Data) (Unaudited)

	MARCH 31,	MARCH 31,
	2007	2006
ASSETS
Cash & Due from Banks	$23,548	$21,462
Trading Securities	1,528	—
Available-for-Sale Securities	342,780	427,975
Loans, Net	687,661	644,071
Intangible Assets	3,124	3,321
Other Assets	62,318	63,815

TOTAL ASSETS	$1,120,959	$1,160,644

LIABILITIES
Deposits	$770,158	$752,714
Repo Sweep Accounts	27,367	24,364

Total Deposits and Repo Sweeps	797,525	777,078
Borrowed Funds	182,902	245,239
Other Liabilities	10,767	8,279

TOTAL LIABILITIES	991,194	1,030,596

SHAREHOLDERS’ EQUITY
Shareholders’ Equity, Excluding Net Unrealized Gains/Losses on Available-for sale Securities	129,500	127,716
Accumulated Other Comprehensive Income/ Loss:
Net Unrealized Gains/Losses on Available- for-sale Securities	1,440	2,332
Defined Benefit Plans Adjustment, Net (*)	(1,175)	—

TOTAL SHAREHOLDERS’ EQUITY	129,765	130,048

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,120,959	$1,160,644

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)

	3 MONTHS ENDED MARCH		%
			INCREASE
	2007	2006	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$2,458	$2,820	-12.84%
Return on Average Assets	0.88%	0.98%	-10.20%
Return on Average Equity	7.54%	8.51%	-11.40%

BALANCE SHEET HIGHLIGHTS Total Assets	$1,120,959	$1,160,644	-3.42%
Available-for-Sale Securities	342,780	427,975	-19.91%
Loans (Net)	687,661	644,071	6.77%
Allowance for Loan Losses	8,338	8,915	-6.47%
Deposits and Repo Sweep Accounts	797,525	777,078	2.63%

Trust Assets Under Management	526,747	474,708	10.96%

SHAREHOLDERS’ VALUE (PER SHARE) (**)
Net Income — Basic	$0.30	$0.34	-11.76%
Net Income — Diluted	$0.30	$0.33	-9.09%
Dividends	$0.24	$0.24	0.00%
Book Value	$15.67	$15.54	0.84%
Market Value (Last Trade)	$20.60	$24.20	-14.88%
Market Value / Book Value	131.46%	155.73%	-15.58%
Price Earnings Multiple	17.17	17.79	-3.49%
Dividend Yield	4.66%	3.97%	17.38%

SAFETY AND SOUNDNESS Tangible Equity / Tangible Assets	11.33%	10.95%	3.47%
Nonperforming Assets / Total Assets	0.72%	0.79%	-8.86%
Allowance for Loan Losses / Total Loans	1.20%	1.37%	-12.41%
Risk Based Capital Ratio	17.91%	17.75%	0.90%

AVERAGE BALANCES Average Assets	$1,116,726	$1,153,203	-3.16%
Average Equity	130,371	132,609	-1.69%